Exhibit 99.1

FOR IMMEDIATE RELEASE


Clinical Trials Assistance Corporation to Acquire IT&E Corporation

Acquisition to Advance Clinical Research Studies and Regulatory Compliance

SAN JOSE, CA ? June 14, 2004 ? Clinical Trials Assistance Corporation (OTC BB:
CTAL) announced today that it has completed an agreement to acquire all of the issued and outstanding shares of IT&E Corporation, a private biomedical company based in San Jose, CA. CTAL will acquire IT&E?s shares through a merger in which CTAL will issue approximately 11,000,000 shares of its unregistered common stock and 2,820,000 preferred shares to the three shareholders of IT&E. After the merger, CTAL will change its name to ?IT&E International Group? and will continue to trade on the OTC Bulletin Board under a new trading symbol. The Company has filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission which discloses the terms of the agreement.

CTAL assists pharmaceutical and biotechnology companies with the recruitment of patients for clinical studies. IT&E offers a full suite of clinical trial support services. The company?s services include patient and investigator recruitment, biostatistical analysis, data management, data entry and verification and regulatory affairs services. IT&E provides services to pharmaceutical, biotech, healthcare and other life science companies, providing them the expertise to evaluate, structure, implement and maintain effective quality programs and processes that ensure compliance with applicable FDA regulations.


Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements.


CONTACT:
Peter R. Sollenne, CEO
408-938-1000


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